Exhibit 10.1
Execution

This Agreement (this “Agreement”) is entered into by and between TCP-ASC ACHI Series LLLP, a Delaware limited liability limited partnership (“Investor”), and Accretive Health, Inc. (the “Company”), as of this 9th day of September, 2016.
WHEREAS, Investor and the Company are parties to that certain Securities Purchase Agreement, dated December 7, 2015, by and among Investor, the Company and, for the limited purposes set forth therein, Ascension Health Alliance (the “Purchase Agreement”); and
WHEREAS, pursuant to the Purchase Agreement, Investor acquired shares of the Company’s 8.00% Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred”); and
WHEREAS, the Investor has not, as of the date hereof, sold, transferred, pledged, encumbered, assigned or otherwise disposed of any of the Series A Preferred; and
WHEREAS, the powers, designations, preferences and other special rights and qualifications, limitations and restrictions of the Series A Preferred are as set forth in the Company’s Certificate of Designations of 8.00% Series A Convertible Preferred Stock, Par Value $0.01 Per Share, of Accretive Health, Inc. (the “Certificate of Designations”); and
WHEREAS, the Certificate of Designations provides, among other things, that holders of Series A Preferred may elect to require the Company to redeem some or all of the Series A Preferred in the event that the Company’s common stock, par value $0.01 per share (the “Common Stock”) has not been re-listed on any of the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange or any other United States national securities exchange (each, an “Exchange”) on or prior to the one year anniversary of the Original Issue Date (as defined in the Certificate of Designations), in accordance with and subject to the terms of the Certificate of Designations (the “Redemption Right”); and
WHEREAS, Section 8.10 of the Purchase Agreement provides that the Company is required to use its reasonable best efforts to take, or cause to be taken, all actions necessary to have the Common Stock listed on an Exchange (the “Re-Listing Covenant”).
NOW THEREFORE, in consideration for the foregoing, and for other good and valid consideration, the receipt and sufficiency is hereby acknowledged by Investor and the Company, Investor and the Company hereby agree as follows:

1.	Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

a.
“Board Re-Listing Approval” shall mean the approval of the Board of Directors of the Company (the “Board”) that occurred on July 27, 2016 to (i) pursue a Re-listing and (ii) if required to meet certain Exchange listing standards, include a proposal for a reverse stock split in the agenda of the Company’s next annual meeting of stockholders, together with a recommendation of the Board that the Company’s stockholders vote in favor of such proposal.

b.	“Redemption Right Deferral Period” shall mean the period commencing on the date hereof and expiring on July 27, 2017; provided, however, that:

i.
in the event that the Board revokes the Board Re-Listing Approval at any time prior to the expiry of the Redemption Right Deferral Period (such revocation, a “Board Re-Listing Revocation”), the Redemption Right Deferral Period shall instead expire on the one (1) year anniversary of the occurrence of any subsequent Board Re-Listing Approval; and

ii.
in the event that the Board makes a formal determination to temporarily suspend, defer or postpone the re-listing application or approval process for a period of time (such period, a “Re-Listing Suspension Period”), the Redemption Right Deferral Period shall automatically extend for a period of time equal to the Re-Listing Suspension Period, it being understood that nothing contained in this Section 1(b)(ii) shall limit the rights or remedies of the Investor under the Purchase Agreement in respect of the Re-Listing Covenant.

c.	“Re-Listing” shall mean the re-listing of the Common Stock on an Exchange.

d.
“Re-Listing Covenant Deferral Period” shall mean the period commencing on the date hereof and expiring on July 27, 2017; provided, however, that in the event of a Board Re-Listing Revocation, (i) the Re-Listing Covenant Deferral Period will automatically re-commence and (ii) following any re-commencement, the Re-Listing Covenant Deferral Period will then automatically expire on the occurrence of any subsequent Board Re-Listing Approval.

2.
Redemption Right. During the Redemption Right Deferral Period and at any time following a Re-Listing that occurs during the Redemption Right Deferral Period, Investor hereby waives any and all rights under Section 6 of the Certificate of Designations, and hereby agrees not to require the Company to repurchase all or any part of Investor’s shares of Series A Preferred, to the extent arising in connection with the circumstances described under clause (3) in the definition of “Fundamental Change” contained in the Certificate of Designations (the “Redemption Right Deferral”).

3.
Re-Listing Covenant. During the Re-Listing Covenant Deferral Period, Investor hereby waives any and all rights under Section 10.2 of the Purchase Agreement to the extent they arise from, result from or are in connection with any breach or alleged breach by the Company of the Company’s obligations under such Section 8.10 (the “Re-Listing Covenant Deferral,” and together with the Redemption Right Deferral, the “Deferrals”).

4.
Termination of Deferrals. Upon the expiry of the Redemption Right Deferral Period (but only if a Re-Listing has not occurred prior to such expiration) and the Re-Listing Covenant Deferral Period, respectively, the Redemption Right Deferral and the Re-Listing Covenant Deferral shall each respectively terminate without the requirement of any demand, presentment, notice or consent of any kind. The Company agrees that, subject to the provisions of the Purchase Agreement and the Certificate of Designations, as applicable, Investor may at any time after the termination of the respective Limited Deferrals proceed to exercise the Redemption Right or any of its rights or remedies in respect of the Re-Listing Covenant.

5.
Additional Restrictions on Transfer. Notwithstanding anything to the contrary set forth in the IRA and the Certificate of Designations, Investor hereby covenants and agrees not to directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of any shares of Series A Preferred in any transaction or series of transactions, unless such transferee executes a signed agreement, in form and substance reasonably acceptable to the Company, to be bound by the terms and conditions hereof. Any purported transfer which is not in accordance with the terms and conditions of this Section 5 shall be, to the fullest extent permitted by law, null and void ab initio and, in addition to other rights and remedies at law and in equity, the Company shall be entitled to injunctive relief enjoining the prohibited action. Investor also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of Investor’s shares of Series A Preferred except in compliance with the foregoing restrictions.

6.
Expenses. The Company shall, at the direction of Investor, pay directly or reimburse Investor for such reasonable, documented and out-of-pocket travel expenses and other business expenses that arise in connection with or directly relate to Investor’s and its affiliates’ performance of its and its affiliates’ obligations under the Investor Rights Agreement, dated as of February 16, 2016, by and among the Company, Investor and the other parties thereto (the “Investor Rights Agreement”) or otherwise relating to the management and oversight of Investor’s investment in the Company (including any reasonable attorneys’ fees); provided that in no event shall the Company be obligated under this Section 6 to (x) pay or reimburse any expenses (individually or in the aggregate) in an amount above $100,000 per fiscal year or (y) pay or reimburse any expenses (including attorneys’ fees) related to any filings required to be made by Investor or its Affiliates solely in their capacity as stockholders or beneficial owners of the Company. Unless otherwise approved by the Company, travel expenses will be reimbursed only to the extent that such travel is consistent with the Company's policies for members of the Board of Directors in effect from time to time with respect to travel.

7.	Counterparts. This Agreement may be executed in two counterparts, both of which taken together will be deemed to constitute a single document.

IN WITNESS WHEREOF, Investor and the Company have executed this Agreement as of the date first above written.
TCP-ASC ACHI SERIES LLLP
By:_/s/_Glenn F. Miller__________________
Name: Glenn F. Miller
Title: Vice-President

[Signature Page to Agreement]

ACCRETIVE HEALTH, INC.
By:_/s/ Joseph Flanagan__________________
Name: Joseph Flanagan
Title: President, CEO and COO

[Signature Page to Agreement]

5